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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:    ING Funds Trust

Address of Principal Business Office (No. & Street), City, State, Zip Code):

237 Park Avenue, New York, NY 10017

Telephone Number (including area code):                 800-221-3780

Name and address of agent for service of process:

John J. Pileggi
237 Park Avenue
New York, NY 10017

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940
concurrently with the filing of Form N-8A.                     YES   X   NO
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                                   SIGNATURES



Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 23rd of July, 1998.



[SEAL]                               Signature         ING Funds Trust
                                                           (Name of Registrant)


                                     BY       John J. Pileggi
                                              (Name of director, trustee or
                                               officer signing on behalf of
                                               Registrant)


Attest:________________________
                  (Name)


_______________________________
                (Title)